MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of ________ __, 2013 (“Effective Date”), by and between 22nd CENTURY GROUP, INC., a Nevada corporation (“Buyer”), and RALPH ANGIUOLI, an individual (“Seller”).

RECITALS

A.         Seller holds 100% of the membership interests in NASCO Products, LLC (the “Company”), a North Carolina limited liability company.

B.         Seller desires to sell his entire membership interest in the Company to Buyer, and Buyer desires to purchase such membership interest, each on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:

Section 1.
SALE AND PURCHASE OF company INTERESTs AND RELATED MATTERS

1.1         Sale of Company Interests. Subject to the terms and conditions contained herein, at and as of the Closing Date (as defined in Section 4 below), Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s membership interests in the Company (the “Company Interests”), which represent 100% of the equity interests in the Company.

1.2         Company Assets. The Company’s assets as of the Closing Date will consist of the following (collectively, the “Assets”):

A.         All of the Company’s tangible personal property including, without limitation, the assets described in Schedule 1.2A attached hereto, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date of this Agreement and the Closing Date (the “Personal Property”);

B.         All of the intangible, proprietary and intellectual property assets owned by the Company including, without limitation, those items described in Schedule 1.2B attached hereto (the “Intangible Assets”);

C.         All of the contracts and agreements of the Company that are listed in Schedule 1.2C attached hereto, including, without limitation, the MSA (as defined below) (the “Contracts”);

D.         All governmental and other authorizations, licenses, permits and accreditations identified on Schedule 1.2D attached hereto and any renewals, extensions or modifications thereof and applications therefor (the “Permits and Licenses”);

E.         All books and records relating to the Company and the Assets;

F.         All rights under express or implied warranties or other rights to which the Company may be entitled with respect to or arising from the Company’s operations or the Assets; and

G.         All other assets, whether tangible or intangible, not hereinabove expressly mentioned which, as of the Closing Date, are owned by the Company or in which the Company has any right, title or interest.

Section 2.
PURCHASE PRICE

The purchase price for the Company Interests is One Million Dollars ($1,000,000.00) less the Unpaid Debts (as hereinafter defined) (the “Purchase Price”). On the Closing Date (as hereinafter defined), Buyer shall pay to Seller, in cash, an amount equal Two Hundred Thousand Dollars ($200,000.00) less the Unpaid Debts (“Closing Payment”), which will be paid by wire transfer to Seller pursuant to written wire instructions delivered to Buyer by Seller at least three (3) days prior to the Closing Date. On the Closing Date, Buyer shall deliver to Seller Eight Hundred Thousand Dollars ($800,000.00) in Buyer’s stock (“Buyer Shares”) delivered in accordance with Schedule 2. On the Closing Date, Buyer shall make a capital contribution to the Company in an amount equal to the amount of the Unpaid Debts (the “Capital Contribution”).

Section 3.
LIABILITIES

Except for an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) (the “Unpaid Debts”), before the Closing Date, Seller will cause the Company to timely pay, discharge and perform the following obligations and liabilities: (i) all liabilities, claims, commitments, demands and obligations of the Company, including, without limitation, those arising out of, relating to, or in connection with the operation of the business or ownership of the Assets prior to the Closing Date; (ii) all liabilities, claims, commitments, demands, and obligations of Seller which relate to the Company and/or the Assets; and (iii) all of the Company’s debt including, without limitation, all accounts payable and all accrued expenses as set forth on Schedule 3 (collectively, “Company Liabilities”). After application of the Capital Contribution to the Company Liabilities, the Company Liabilities must equal Zero Dollars ($0).

Section 4.
CLOSING

         The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Phillips Lytle LLP in Buffalo, New York through the remote exchange of signatures as soon as is practical after satisfaction (or effective waiver) of all of the conditions to Closing set forth in this Agreement (such date of Closing, being the “Closing Date”), unless otherwise agreed to in writing by the parties hereto. The Closing shall be effective as of 12:01 a.m. as of the Closing Date.

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Section 5.
POST-CLOSING OBLIGATIONS

From time to time, at Buyer’s request, whether at or after the Closing Date and without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer reasonably may require to convey and transfer to Buyer the Company Interests and to effectuate the transactions contemplated by this Agreement.

Section 6.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following are true and correct as of the Effective Date and will be true and correct as of the Closing Date, except for such representations and warranties that speak as of a certain date, in which case such representations and warranties will be true and correct as of such date:

6.1         Entity Standing. The Company (A) is a limited liability company duly organized, validly existing, and in good standing under the laws of the state in which it is organized, and (B) has, and at all times has had, all requisite power and authority to own, operate and lease its properties as presently and heretofore owned, operated and leased, to conduct its business as it has been and is now being conducted, and to enter into this Agreement. True and complete copies of the Articles of Organization and Operating Agreement of the Company, together with a North Carolina subsistence certificate dated within sixty (60) days of the Closing Date are attached hereto as Schedule 6.1.

6.2         Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby and consummation of the transactions contemplated herein have been duly authorized by all requisite action of Seller, and this Agreement, at the Closing Date, will have been duly and validly executed and delivered to Buyer and will constitute, and the other agreements contemplated hereby upon the execution thereof will constitute, as applicable, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

6.3         Title.

A.         Seller has good (legal and beneficial) title to the Company Interests free and clear of all liens, encumbrances, security interests, options, claims, charges and restrictions whatsoever. The Company Interests have been and are validly issued and constitute 100% of the equity interests in the Company. There are no options, warrants, convertible securities, conversion rights or similar commitments of any character relating to any issued or unissued equity interests in the Company.

B.         The Company has good (legal and beneficial) title to the Assets free and clear of all liens, encumbrances, security interests, options, claims, charges and restrictions whatsoever, and the inventory included in the Personal Property is useable and saleable in the ordinary course of business.

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6.4         Contracts. Other than the Contracts, there are no other contracts or agreements to which the Company is a party. Each of the Contracts is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, and the Company is not in default under any of the Contracts (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute a default). None of the transactions contemplated by this Agreement create in any party to such Contracts the right to revise the terms of, to terminate, to accelerate any obligation, or otherwise declare that any such Contracts have been breached. All parties with which the Company has contractual arrangements are in compliance therewith and are not in default (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute a default) thereunder. Seller and the Company have used their best efforts to obtain before or at the Closing Date all necessary consents of the parties to such Contracts for transfer of the Company Interests contemplated herein, including, without limitation, all consents required in connection with the Tobacco Master Settlement Agreement (the “MSA”) as described in Section 8.5. Seller and the Company have no knowledge of any facts or circumstances that may make any such consents that have been obtained on or before the Closing Date invalid or unenforceable. True and complete copies of the Contracts have been delivered to Buyer or its representatives.

6.5         Master Settlement Agreement. The Company is a “Participating Manufacturer” under the MSA. The Company is and has been at all times in compliance in all respects with the MSA and has filed or caused to be filed all filings required by the MSA. The Company has paid or caused to be paid all monetary payments required under the MSA.

6.6         Alcohol and Tobacco Tax and Trade Bureau. The Company is licensed by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”). The Company is and has been at all times in compliance in all respects with the requirements of the TTB and has filed or caused to be filed all filings required by the TTB. The Company has paid or caused to be paid all monetary payments required by the TTB.

6.7         Taxes. The Company has filed or caused to be filed all federal income tax returns and all other federal, state or local tax returns which are required to be filed by the Company and has paid or caused to be paid all taxes shown on such returns as payable by the Company or on any assessment therefor received by the Company and any other taxes or assessments required to be paid or withheld by the Company.

6.8         No Conflict. The execution and delivery of this Agreement and related agreements contemplated herein by Seller, compliance with their respective terms, or performance of any obligation thereunder will not result in the breach or violation of (A) the Company’s Articles of Organization or Operating Agreement, or (B) in any material respect, any provision of federal, state or local law or regulation, or (C) any provision of any agreement, indenture, mortgage, lease, or other obligation or instrument to which Seller or the Company is a party or by which either Seller or the Company or their respective assets is bound, any judgment, or any order or decree of any court or other agency of government, or cause any acceleration thereof, to which Seller, the Company or any of the Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, mortgage, lease or other obligation or instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Seller or the Company (including without limitation the Assets).

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6.9         Licenses and Permits. The Company has, and the Permits and Licenses represent, all state, federal, special or local governmental and other authorizations, licenses, permits or accreditations required for the Company to own and operate the Assets and to conduct its business in the manner in which it is presently conducted and in the manner in which it has been historically conducted, and all such authorizations, licenses, permits and accreditations are, and at all times have been, valid and in full force and effect. This Agreement and the consummation of the transaction contemplated hereby will not terminate or adversely affect the existence, validity and continued effectiveness of any of such licenses, permits or other approvals.

6.10         Compliance with Laws. The Company is and has been at all times in compliance in all respects with all laws, ordinances, regulations, orders, franchises, decrees, or similar items applicable to it, its properties and assets, and to the operation of its business. The Company has not received any written notice not heretofore complied with, from any federal, state or other governmental authority or agency having jurisdiction over the Assets or Company, that the Company or any of the Assets fail to comply in any material respect with any applicable law, ordinance, regulation, or requirement of any public authority or body.

6.11         Financial Statements. Attached hereto as Schedule 6.11 are the Company’s unaudited financial statements for the period from January 1, 2013 through the Effective Date including the related balance sheet and related income statement (the “Initial Financial Statements”). On the Closing Date, Seller shall provide to Buyer the Company’s unaudited financial statements for the period from the Effective Date through the Closing Date and the related balance sheet and related income statement (the “Final Financial Statements” and with the Initial Financial Statements collectively, the “Financial Statements”). The Financial Statements fairly present the financial position of the Company and the results of operations as of the dates and for the periods specified.

6.12         Ordinary Operations. Since the Effective Date, the Company has not:

A.         issued any bond or other security;

B.         borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent);

C.         discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since the Effective Date in the ordinary course of business;

D.         mortgaged, pledged or subjected to lien or other encumbrance any of the Assets;

E.         sold, assigned, or transferred any of its tangible assets except in the ordinary course of business or forgiven or canceled any debt or claim or waived any right;

F.         sold, assigned, transferred, or granted any exclusive license with respect to any trade name, service mark or other intangible asset;

G.         suffered any material damage or destruction adversely affecting the properties or business of the Company or the Assets;

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H.         made any material change in the manner of business or operations including any change in accounting principles and practices;

I.         entered into or terminated any contract or transaction, except in the ordinary course of business or as otherwise contemplated hereby;

J.         suffered any material adverse change in its working capital, assets, liabilities, financial condition, business prospects, or relationships with any suppliers or customers;

K.         increased the compensation payable or to become payable to any employee or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement;

L.         without limiting the generality of any of the foregoing, entered into any transaction except in the ordinary and usual course of its business and consistent with its past practice;

M.         agreed to do any of the foregoing; or

N.         noted any material adverse change in the function or operation of the Personal Property.

6.13         Indebtedness; Other Liabilities. Except as reflected in the Financial Statements, the Company does not have any liabilities or obligations of any nature (including outstanding indebtedness for borrowed money), whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, due or to become due or otherwise, including without limitation, liabilities for federal, state, local or foreign taxes, nor is the Company a guarantor or otherwise contingently liable for any indebtedness or other liability. All such liabilities or obligations will have be paid in full and/or satisfied prior to Closing. There exists no default under the provisions of any instrument evidencing any indebtedness or otherwise of any agreement relating thereto. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances.

6.14         Litigation. Except as described on Schedule 6.14, neither the Company nor the Assets are subject to any pending or threatened litigation, arbitration, governmental investigation or other legal, administrative or tax proceeding or any judgment, order or decree or other governmental restriction, nor does Seller know of any basis for the same.

6.15         Insurance. Schedule 6.15 lists all policies of property, fire, liability, life and other forms of insurance, and indemnity bonds, insuring the Company, its assets or operations in the last three (3) years identifying the nature of risks covered and the amount of coverage in each case, as well as all claims and occurrences under each such form of insurance. The Company is and has been at all times adequately insured against the kinds of risks usually incurred by companies engaged in the same or similar business. The Company has given due and timely notice of any claim and of any occurrence that may give rise to a claim covered by any such insurance and has otherwise complied in all respects with the provisions of such policies.

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6.16         Employees and Employee Benefits.

A.         The Company does not have any employees, nor any employment or other such agreements with any persons.

B.         The Company has never maintained any bonus, pension (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) (collectively, “Benefit Plans”).

6.17         No Broker. Neither Seller nor the Company has engaged any finder, broker, other individual or entity which will be entitled to any commission or fee in connection with the transactions contemplated by this Agreement.

6.18         Environmental Matters. The Company is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment (“Environmental Laws”). No “Hazardous Wastes” (as hereinafter defined) have ever been generated, transported, treated, stored, or disposed of on any real property owned or leased by the Company. The Company has not transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in accordance with all Environmental Laws. The Company has not ever violated in any material respect any of the Environmental Laws. “Hazardous Wastes” for purposes of this Agreement will include, without limitation: (A) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; (B) petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and (D) asbestos or any asbestiform minerals in any form or condition.

6.19         Advance Payments. The Company has not received any payment in respect of goods or services which have not been provided or delivered.

6.20         Banking Relations. Each arrangement which the Company has with any banking or financial institution is described in Schedule 6.20 attached hereto, indicating with respect to each arrangement the type of arrangement maintained and the person or persons authorized to act on behalf of the Company in respect thereof. The Company has not given any person a power of attorney to act on its behalf.

6.21         Securities Law Matters.

A.         Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Buyer Shares to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Shares. Seller has not been formed for the specific purpose of acquiring the Buyer Shares.

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B.         Disclosure of Information. Seller (i) has had reasonable opportunity to ask questions of and receive answers from Buyer concerning the acquisition of the Buyer Shares, (ii) has been permitted access, to Seller’s satisfaction, to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2012 and all other public filings (the “SEC Filings”) made pursuant to the Securities Exchange Act of 1934, as amended, through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), and (iii) understands that the acquisition of the Buyer Shares is subject to risks as stated in the risk factors disclosed in Buyer’s SEC Filings or as otherwise may be applicable to similar investments and acknowledges that Seller has had an opportunity to review, and upon review, fully understands such risk factors.

C.         Restricted Securities. Seller understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Buyer Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

D.         Seller understands that the Buyer Shares and any securities issued in respect of or exchange for the Buyer Shares, will bear the of the following legends:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration under such act or an exemption from registration, which, in the opinion of counsel reasonably satisfactory to this corporation, is available.”

Any legend set forth in, or required by, other agreements entered into in connection with the transactions contemplated by this Agreement. Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Shares represented by the certificate so legended.

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E.         Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

F.         Exculpation. Seller acknowledges that it is not relying upon any person, other than Buyer and its officers and directors, in making its investment or decision to accept the Buyer Shares.

G.         No Advertisement. The Buyer Shares were not offered to Seller by way of general solicitation or general advertising by any means.

6.22         General Representation and Warranty. Neither this Agreement nor any schedule, certificate or other documents furnished by or on behalf of the Company or Seller in connection with this Agreement and the transactions contemplated hereby contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance known to Seller which adversely affects, or in the future, as now reasonably foreseeable, is likely to adversely affect the condition (financial or other), properties, assets, liabilities, business, operations or prospects of the Company which has not been set forth in this Agreement or the schedules hereto.

6.23         Investigation by Buyer. Notwithstanding any investigation by Buyer and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any exhibits and schedules attached hereto as part of this Agreement. All representations, warranties, covenants and agreements of the Seller shall be true and complete as of the Closing Date and shall survive the execution and delivery hereof and the Closing.

Section 7.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following are true and correct as of the Effective Date and will be true and correct as of the Closing Date, except for such representations and warranties that speak as of a certain date, in which case such representations and warranties will be true and correct as of such date:

7.1         Corporate Standing. Buyer (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and (B) has all requisite corporate power and authority to enter into this Agreement.

7.2         Authorization. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby and consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action of Buyer and this Agreement, at the Closing Date, will have been duly and validly executed and delivered by Buyer to Seller and will constitute, and the other agreements contemplated hereby upon the execution thereof will constitute, as applicable, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

7.3         No Broker. Buyer has not engaged any finder, broker, other individual or entity which will be entitled to any commission or fee in connection with the transactions contemplated by this Agreement.

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7.4         No Violation. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in any violation of, or constitute a breach or default under, any term of the charter documents, by-laws or other organizational documents of Buyer, any material agreement, permit or other instrument to which Buyer is a party or by which Buyer is subject, or any material law, regulation, order, judgment or decree of any court or other governmental or regulatory authority to which Buyer is subject.

Section 8.
COVENANTS OF SELLER PRIOR TO THE CLOSING DATE

         Conduct of Business Pending Closing. From the Effective Date to the Closing Date:

8.1         Negative Covenants. Except as otherwise expressly provided by this Agreement, or as Buyer may otherwise consent to in writing, Seller shall cause the Company not to engage in any activity or enter into any transaction outside of the ordinary and usual course of its business or which would be materially inconsistent with its past practice or with the terms of this Agreement or which would render materially inaccurate as of the Closing Date any of the representations and warranties set forth in Section 6 as if such representations and warranties were made at and as of the Closing Date. Without limiting the generality of the foregoing, Seller shall cause the Company not to: (A) undergo any material change in its condition (financial or other), properties, assets, liabilities, business, operations or prospects except changes in the ordinary and usual course of its business and consistent with its past practice and which have not been, either in any case or in the aggregate, materially adverse to it; (B) declare, set aside, or pay any distribution in respect of its membership interests or make any direct or indirect redemption, purchase or other acquisition of any membership interests or make any payment to Seller except as contemplated by this Agreement; (C) sell any membership interests or rights to purchase any such membership interests; (D) mortgage, pledge or subject to any lien, lease, security interest, encumbrance, or other restriction, any of its properties or assets; (E) acquire or dispose of any interest in any asset or property except the purchase of materials and supplies and the sale of inventory in the ordinary and usual course of its business and consistent with its past practice; (F) forgive or cancel any debt or claim, waive any right, or, except in the ordinary and usual course of its business and consistent with its past practice incur or pay any liability or obligation; (G) adopt or amend any profit sharing plan, agreement, arrangement or practice for the benefit of any director, officer, manager, or employee of the Company, or change the compensation (including bonuses) to be paid to any director, officer, manager, or employee of the Company; (H) suffer any damage, destruction or loss (whether or not covered by insurance); (I) amend or terminate any contract, agreement or lease; (J) experience any labor difficulty, or loss of employees or customers that adversely affects it; (K) enter into any collective bargaining agreement; (L) sell or grant or transfer to any party or parties any license, or grant an option to acquire a license to use any trademark, service mark, trade name, copyright, patent or pending application for any of the foregoing, or any trade secret or know how of the Company; (M) merge or consolidate or enter into any other business combination or acquire any stock, equity interest or business of any other person; (N) declare any bonus or increase in the salary or compensation of any Company employee; (O) without limiting the generality of any of the foregoing, enter into any transaction except in the ordinary and usual course of its business and consistent with its past practice; (P) or agree to, permit or suffer any of the acts, transactions or other things described in Subsections (A) through (O) of this Section 8.1.

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8.2         Conduct of Business. Seller shall use its best efforts to cause the Company to preserve intact its business organization, to retain its present officers, employees, and to preserve its good will with all suppliers, customers, employees, and others having business relations with the Company.

8.3         Access to Information. Seller shall cause the Company to afford Buyer and its representatives full access, upon reasonable notice, to all of the assets, properties, books, records, and agreements of the Company, and shall furnish to Buyer and its representatives such information regarding the Company as Buyer may reasonably request.

8.4         Notification. Seller will provide prompt written notice to Buyer if Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations or warranties set forth in Section 6 as of the date of this Agreement, or if Seller or the Company becomes aware of an occurrence after the date of this Agreement of any fact or condition that would (except as contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

8.5         Consents of Others. Prior to the Closing, Seller shall use its best efforts to obtain and to cause the Company to obtain, and to the extent necessary shall have fully cooperated with Buyer (and caused the Company to fully cooperate with Buyer) to assist Buyer’s efforts to obtain, all authorizations, consents and permits of others required, or otherwise deemed necessary by Buyer, to permit the consummation of the transactions contemplated by this Agreement and the continuation by Buyer of the business conducted by the Company as heretofore conducted. Without limiting the generality of the foregoing, Seller shall use its best efforts to obtain, to the reasonable satisfaction of Buyer, all authorizations, consents and permits from the National Association of Attorneys General (“NAAG”) including, without limitation, (A) consent to the transfer of the Company by Seller to Buyer and (B) consent to and addition of RED SUN® and MAGIC® as approved brand name tobacco products to be manufactured by the Company under the MSA with written evidence of the same, including, without limitation, listing of such brand name tobacco products as “Brands” under the Company’s name on the list of Participating Manufacturers under the MSA (collectively, the “NAAG Consents”). Buyer shall advance to Seller all reasonable costs incurred by Seller in connection with obtaining the NAAG Consents, provided, that Buyer approves all such costs in writing prior to Seller incurring such costs.

Section 9.
COVENANTS OF BUYER PRIOR TO THE CLOSING DATE

         Except as otherwise provided in this Agreement, or as Seller may otherwise consent to in writing, Buyer shall not, pending the Closing Date, engage in any activity or enter into any transaction which would be inconsistent with the terms of this Agreement; or which would render inaccurate as of the Closing Date any of its representations and warranties set forth in Section 7 this Agreement as if such representations and warranties were made at and as of the Closing Date.

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Section 10.
FURTHER COVENANTS

10.1         Cooperation. Seller will cooperate in all reasonable respects with Buyer both before and after the Closing Date in connection with Buyer’s efforts to obtain or maintain all licenses, permits, accreditations, certifications and other authorizations necessary for the operation of the Company’s business, including, without limitation, all authorizations required in connection with the MSA or by the TTB.

10.2         Management Agreement; Sales Representation Agreement.. As of the Closing Date, an entity to be formed by Seller (“Seller’s Entity”) will provide certain services to the Company under a management agreement substantially in the form attached hereto as Exhibit A (the “Management Agreement”) and a sales representation agreement substantially in the form attached hereto as Exhibit B (the “Sales Representation Agreement”).

10.3         License Agreement. Prior to Closing, the Company will transfer and assign all rights of ownership in the “Ranger” trademark to Seller’s Entity. Thereafter, as of the Closing Date, Seller’s Entity will license to the Company the right to use the “Ranger” trademark for the manufacture and sale of cigarettes within the United States under a license agreement substantially in the form attached hereto as Exhibit C (the “License Agreement”).

10.4         Non-Competition; Non-Solicitation.

(a)         Following the Closing Date and for a period of five (5) years thereafter, Seller shall not, directly or indirectly, as owner, partner, stockholder, member, agent, manager, consultant or otherwise, as appropriate, (i) own an interest in or be employed by any “Participating Manufacturer” under the MSA (except for the Company); (ii) consult with or provide advice to any other person for the purpose of assisting such other person in becoming a “Participating Manufacturer” under the MSA, (iii) solicit, attempt to solicit for employment or otherwise engage the services of, any employee of the Company; or (iv) interfere with, disrupt or attempt to disrupt any then existing relationship (known to Seller), contractual or otherwise, between the Company and any of its suppliers or customers or other persons with whom it deals. The foregoing provisions shall not apply to investments by Seller in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which constitutes less than two percent (2%) of the outstanding shares of the stock of such corporation.

                  B.         The parties agree that to the extent any provision or portion of this Section 10.4 shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

                  C.         A violation of the provisions of this Section 10.4 would cause irreparable injury to Buyer for which there may be no adequate remedy at law. Accordingly, Buyer shall have the right in addition to any other remedies available at law or in equity, to seek to enjoin Seller in a court of equity from violating such provisions.

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10.5         Public Announcements. Seller shall not make any public announcements regarding the terms and conditions contained in this Agreement without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

Section 11.
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

         Buyer’s obligation to purchase the Company Interests and take other actions required by this Agreement at the Closing Date are subject to the following conditions:

11.1         Covenants. Seller shall have performed, to the reasonable satisfaction of Buyer, all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Seller prior to or at the Closing Date.

11.2         Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be accurate in all respects, at and as of the date made and also at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

11.3         No Adverse Change. There shall have been no material adverse change in the business, Assets, properties, operations, financial condition, earnings, or contractual or business relationships with third parties of the Company since the Effective Date.

11.4         Consents. All consents, approvals and authorizations from third persons and governmental authorities as contemplated by this Agreement, including, without limitation, the NAAG Consents, consents required under the MSA and consent required by the TTB, shall have been obtained to the reasonable satisfaction of Buyer.

11.5         Litigation Matters. All pending and threatened litigation, arbitration, governmental investigations and other legal, administrative and tax proceedings and any judgments, orders and decrees and other governmental restrictions, including, without limitation, the matters disclosed on Schedule 6.14 hereto, shall be satisfied to the satisfaction of Buyer, such satisfaction to be determined by Buyer in Buyer’s sole and absolute discretion.

11.6         Services Agreements. The following agreements shall be terminated in all respects: (A) Services Agreement dated as of March 1, 2010 between the Company and Ralph Angiuoli, Jr.; and (B) Services Agreement dated as of March 1, 2010 between the Company and Tobacco Products Consulting, Inc. and Barry Saintsing.

Section 12.
CONDITIONS PRECEDENT TO SELLER’s OBLIGATION TO CLOSE

         Seller’s obligation to sell the Company Interests and take other actions required by this Agreement at the Closing Date are subject to the following conditions:

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12.1         Covenants. Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing Date.

12.2         Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be accurate in all respects, at and as of the date made and also at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

Section 13.
TERMINATION

13.1         Termination. This Agreement may be terminated at any time prior to the Closing Date:

A.         Mutual Consent. Upon the mutual consent of the parties;

B.         Adverse Proceedings. By Buyer or Seller if any order to restrain, enjoin, or otherwise prevent the consummation of this Agreement or transactions contemplated hereby shall have been entered or, at the Closing Date, there is any pending or threatened litigation in any court, or any proceeding by or before any governmental body, with a view to seeking to restrain or prohibit consummation of this Agreement or in which damages are sought in connection with this Agreement, or if any investigation by any governmental body is pending or threatened which might result in any such litigation or other proceeding;

C.         For Cause by Buyer. By Buyer, upon written notice to Seller, if Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect and the breach has continued without cure for a period of thirty (30) days after notice of breach;

D.         For Cause by Seller. By Seller, upon written notice to Buyer, if the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect and the breach has continued without cure for a period of thirty (30) days after notice of breach; and

E.         Failure to Close. By Buyer, if the Closing has not occurred by January 31, 2014 or if in Buyer’s reasonable judgment, Closing will not occur by January 31, 2014. By Seller, if the Closing has not occurred by May 31, 2014.

13.2         Effect of Termination. If this Agreement is terminated pursuant to Section 13.1A, Section 13.1B, or Section 13.1E this Agreement shall become void and of no further force and effect, and none of the parties hereto (or, in the case of Buyer, its representatives, directors, officers, shareholders or agents) shall have any liability as a result of such termination. If this Agreement is terminated pursuant to Section 13.1C or Section13.1D, each party hereto shall have such rights and remedies as may be available under applicable law and the breaching party shall pay all of the costs and expenses (including reasonable attorneys’ fees) incurred by the terminating party in connection with the negotiation and execution of this Agreement.

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Section 14.
INDEMNIFICATION

14.1         Indemnification. Seller will indemnify and hold harmless Buyer, the Company and their respective affiliates and employees, officers, directors, members, agents and representatives (collectively, “Buyer Indemnified Persons”) for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim, resulting from or arising in connection with:

A.         any breach of any representation or warranty made by Seller in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

B.         any breach by Seller of any covenant or agreement of Seller in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

C.         the Company Liabilities;

D.         any claims, suits or other proceedings against any Benefit Plan or the assets thereof, any tax, penalty or other liability that may arise, including fiduciary liability, with respect to any Benefit Plan and any withdrawal liability under ERISA, that may be imposed on the Buyer Indemnified Persons as a result of the Company being under common control or affiliated with Seller within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code; and

E.         any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

14.2         Procedure For Indemnification—Third-Party Claims.

A.         Promptly after receipt by a Buyer Indemnified Person under Section 14.1A hereof of notice of the commencement of any claim, suit or other proceeding against it, such Buyer Indemnified Person will, if a claim is to be made against Seller under such Section, give notice to Seller of the commencement of such claim, but the failure to notify the Seller will not relieve Seller of any liability that it may have to any Buyer Indemnified Person, except to the extent that Seller demonstrates that the defense of such action is materially and adversely prejudiced by the Buyer Indemnified Person’ failure to give such notice.

B.         If any claim, suit or other proceeding referred to in Section 14.2A above is brought against a Buyer Indemnified Person and it gives notice to Seller of the commencement thereof, Seller will, unless the claim involves taxes, be entitled to participate in such claim, suit or other proceeding and, to the extent that it wishes, to assume the defense of such claim, suit or other proceeding with counsel reasonably satisfactory to Seller. Notwithstanding the foregoing, if Seller is also a party to such claim, suit or other proceeding and Seller determines in good faith that joint representation would be inappropriate, or Seller fails to provide reasonable assurance to the Buyer Indemnified Person of its financial capacity to defend such claim, suit or other proceeding and provide indemnification with respect thereto, then the Buyer Indemnified Person may retain its own counsel and be reimbursed by Seller for its expenses incurred in connection therewith pursuant to this Section 14. After notice from Seller to the Buyer Indemnified Person of its election to assume the defense of such claim, suit or other proceeding, Seller will not, as long as it diligently conducts such defense, be liable to the Buyer Indemnified Person under this Section 14 for any fees of other counsel or any other expenses with respect to the defense of such claim, suit or other proceeding, in each case subsequently incurred by the Buyer Indemnified Person in connection with the defense of such claim, suit or other proceeding, other than reasonable costs of investigation and except as provided above. If Seller assumes the defense of a claim, suit or other proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made therein are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Seller without the Buyer Indemnified Person’s consent unless (a) there is no finding or admission of any liability or violation of any applicable law by a Buyer Indemnified Person and there will be no effect on any other claims that may be made against the Buyer Indemnified Person, and (b) the sole relief provided is monetary damages that are paid in full by or other determination binding solely on Seller; and (iii) the Buyer Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to Seller of the commencement of any claim, suit or other proceeding and Seller does not, within ten (10) days after the Buyer Indemnified Person’s notice is given, give notice to the Buyer Indemnified Person of its election to assume the defense thereof, Seller will be bound by any determination made in such claim, suit or other proceeding or any reasonable compromise or settlement effected by the Buyer Indemnified Person.

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C.         Notwithstanding the foregoing, if a Buyer Indemnified Person determines in good faith that there is a reasonable probability that a claim, suit or other proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Buyer Indemnified Person may, by notice to Seller, assume the exclusive right to defend, compromise or settle such claim, suit or other proceeding, but Seller will not be bound by any determination of a claim, suit or other proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

14.3         Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to Seller.

Section 15.
SURVIVAL OF REPRESENTATIONS

         Except with respect to the representations and warranties provided in Section 6.2, Section 6.3, Section 6.7, and Section 6.21 hereof and the covenants and obligations contained in Section 10.4 and Section 14 hereof, all representations, warranties, covenants and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing and the consummation and performance of the transactions contemplated by this Agreement for a period of eighteen (18) months thereafter. The representations and warranties provided in Sections 6.2, 6.3, 6.7, and 6.21 hereof shall survive until the expiration of the applicable statutes of limitations. The covenants and obligations contained in Section 10.4 shall survive for the period(s) specified in such Section 10.4. The covenants and obligations contained in Section 14 shall survive the Closing in perpetuity, provided, however, that neither Buyer nor Seller shall have any liability with respect to any claim in connection with any representation or warranty unless such claim is asserted in writing and delivered to the person against whom the claim is made prior to end of the survival period specified therefor in this Section 15. If written notice of a claim for indemnification hereunder has been given prior to the expiration of the applicable representations, warranties, or covenants, then the relevant representations, warranties and covenants shall survive as to such claim until such claim has been finally resolved. The time limitations specified in this Section 15 shall not be applicable to claims of fraud and covenants to be performed after the Closing.

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Section 16.
ASSIGNMENT

Except as otherwise expressly provided herein, this Agreement will not be assignable by Seller or Buyer (including assignments by operation of law) without the prior written consent of the other; provided, however, Buyer may assign its rights and delegate its obligations under this Agreement, in whole or in part, and from time to time, to any affiliate or affiliates of Buyer, except that upon such assignment and delegation Buyer will not be released from any obligations or liabilities hereunder. Except as noted above, no other person or entity will acquire or have any rights under or by virtue of this Agreement.

Section 17.
TRANSFER TAXES

Seller will pay all applicable sales, use and/or transfer taxes, if any, related to the consummation of the transactions contemplated by this Agreement.

Section 18.
BENEFIT

All the terms of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by the successors, personal representatives, heirs, beneficiaries and permitted assigns of Seller and Buyer.

Section 19.
NOTICES

All notices, requests, demands, and other communications hereunder must be in writing, and will be deemed to have been duly given if delivered or mailed, first class postage prepaid, as follows:

If to Buyer:	22nd Century Group, Inc.
9530 Main Street
Clarence, NY 14031
Attn: Joseph Pandolfino, Chief Executive Officer

with a copy to:	Phillips Lytle LLP
3400 HSBC Center
Buffalo, NY 14203-2887
Attn: Rowland Richards, Esq.

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If to Seller:	Ralph Angiuoli
PO Box 1800
Clemmons, NC 27012

with a copy to:	Wall Esleek Babcock LLP
1076 West 4th Street, Suite 100
Winston-Salem, NC 27101
Attn: John W. Babcock, Esq.

Section 20.
EXPENSES

Except as otherwise provided herein, each party will bear its own expenses in connection with this Agreement.

Section 21.
AMENDMENT

No amendment to this Agreement will be effective unless set forth in a writing signed by both parties hereto.

Section 22.
WAIVER

The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

Section 23.
ENTIRE AGREEMENT

This Agreement, including its exhibits and schedules, constitutes the entire understanding of the parties regarding the subject matter hereof, and supersedes all prior negotiations, communications and agreements between the parties, whether oral or written, concerning the subject matter hereof.

Section 24.
GOVERNING LAW; EXCLUSIVE JURISDICTION; DISPUTE RESOLUTION

This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 24.

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Section 25.
TIME IS OF THE ESSENCE.

Time is of the essence in the performance of this Agreement.

Section 26.

COUNTERPARTS.

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument. This Agreement may be executed by facsimile.

Section 27.

Miscellaneous.

27.1         Headings. The section headings contained in this Agreement are inserted for convenience of reference only and do not affect the meaning or interpretation of this Agreement.

27.2         No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

27.3         Advice of Counsel. The parties represent that they entered into this Agreement freely and voluntarily and with access to the advice of counsel.

27.4         Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement.

27.5         Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other remedies and notwithstanding any other provisions of this Agreement to the contrary, each party is entitled to enforce the terms of this Agreement by decrees of specific performance without the necessity of proving actual damages or posting bond.

27.6         Remedies. Each right, power, and remedy of any Party provided for in this Agreement shall be distinct, cumulative, and concurrent, and shall be in addition to every other such right, power or remedy.

[Signature page follows]

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INTENDING TO BE LEGALLY BOUND, the parties have duly executed this agreement on the day and year first above written.

“BUYER”

22nd Century Group, Inc.

By:

Name:

Title:

“SELLER”

Ralph Angiuoli

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